EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 30, 2016

Paychex, Inc. Reports Fourth Quarter and Fiscal 2016 Results

June 30, 2016

Fourth Quarter and Full Year Fiscal 2016 Highlights

•	Total revenue increased 9% to $753.9 million for the fourth quarter; 8% to $3.0 billion for fiscal 2016.
•	Total service revenue also increased 9% to $741.6 million for the fourth quarter; 8% to $2.9 billion for fiscal 2016.
o	Payroll service revenue increased 5% for the fourth quarter; 4% for fiscal 2016.
o	Human Resource Services revenue increased 14% for the fourth quarter; 13% for fiscal 2016.
•	Operating income increased 10% to $276.3 million for the fourth quarter; 9% to $1.1 billion for fiscal 2016.
•	Net income increased 11% to $178.1 million for the fourth quarter; 12% to $756.8 for fiscal 2016.
•	Diluted earnings per share increased 11% to $0.49 per share for the fourth quarter; 13% to $2.09 per share for fiscal 2016.

Rochester, N.Y., (June 30, 2016) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced its results of operations for the three months ended May 31, 2016 (the  “fourth quarter”), as well as the full year ended May 31, 2016  (“fiscal 2016” or the “fiscal year”).    Total service revenue increased 9% to $741.6 million for the fourth quarter and 8% to $2.9 billion for the fiscal year, compared to the respective periods last year.  Net income and diluted earnings per share each increased 11% to $178.1 million and $0.49 per share, respectively, for the fourth quarter.  For the fiscal year, net income increased 12% to $756.8 million and diluted earnings per share increased 13% to $2.09 per share. During the three months ended August 31, 2015 (the “first quarter”), a net tax benefit was recorded for income derived in prior tax years that increased full year diluted earnings per share by approximately $0.05.  Excluding this tax benefit, net income and diluted earnings per share would have increased 9% and 10%, respectively, for fiscal 2016.

Martin Mucci, President and Chief Executive Officer, commented, “We are pleased with our strong finish to fiscal 2016, closing the year with nearly $3 billion in total revenues, a new milestone for Paychex.  We experienced solid sales execution and strong client satisfaction and retention results, bringing our payroll client base to approximately 605,000 as of May 31, 2016.  Our comprehensive offering of human resource outsourcing services continues to benefit from strong demand as reflected in double-digit growth in client worksite employees served.”

“During fiscal 2016, we continued to invest in our proprietary Paychex FlexSM platform, our cloud-based human capital management, or HCM, solution.  We believe the strength of this technology, coupled with our personalized, flexible service model, positively impacted results, particularly in the mid-market space as our sales execution in this division was especially strong for fiscal 2016.  We are also proud of the recognition that Paychex Flex continues to receive.  Most recently we were the recipient of the 2016 TekTonic Award from HRO Today for best-in-class mobile and cloud-based technology suite for comprehensive, integrated HCM services.”

Payroll service revenue increased 5% to $430.4 million for the fourth quarter and 4% to $1.7 billion for the fiscal year, compared to the respective periods last year. These increases were driven by growth in client base and revenue per check.  Revenue per check improved as a result of price increases, net of discounts.  As of May 31, 2016, we served approximately 605,000 payroll clients.    For fiscal 2016, client retention was in excess of 82% of our beginning client base for the fiscal year, consistent with record high retention levels.    The acquisition of Advance Partners in December 2015 contributed approximately 1% to the growth in payroll service revenue for the fourth quarter and approximately 0.5% to the growth for the fiscal year.

Human Resource Services (“HRS”) revenue increased 14% to $311.2 million for the fourth quarter and 13% to $1.2 billion for the fiscal year, compared to the respective periods last year. HRS revenue growth was primarily driven by increases in client base across all major HCM services, including: comprehensive outsourcing services; retirement services; time and attendance; and human resource administration.  Our largest HRS revenue stream is Paychex HR Services, which includes our administrative services organization and our professional employer organization (“PEO”).  Strong demand for these services resulted in double-digit growth in the number of client worksite employees.  Insurance services revenue benefited from continued growth of our full-service Affordable Care Act product and growth in health and benefit applicants, together with higher average premiums and clients in our workers' compensation insurance product. Advance Partners contributed approximately 2% to the growth in HRS revenue for the fourth quarter and approximately 1% to the fiscal year growth.

Total expenses increased 8% to $477.6 million for the fourth quarter and 7% to $1.8 billion for the fiscal year, compared to the respective periods last year.  Compensation-related expenses were the largest driver of these increases, reflecting growth of 6% for both the fourth quarter and fiscal year.    This was primarily attributable to higher wages and performance-based compensation costs.  Strong growth in our PEO also contributed to the growth in total expenses.  Advance Partners contributed approximately 1% to the growth in total expenses for the fourth quarter and less than 1% for the fiscal year.

Operating income increased 10% for the fourth quarter and 9% for the fiscal year, compared to the respective periods last year.  Operating income and operating income, net of certain items, are summarized as follows:

	For the three months ended			For the twelve months ended
	May 31,			May 31,

$ in millions	2016	2015	Change	2016	2015	Change
Operating income	$276.3	$251.6	10%	$1,146.6	$1,053.6	9%
Excluding interest on funds held for clients	(12.3)	(10.8)	14%	(46.1)	(42.1)	9%
Operating income, net of certain items (1)	$264.0	$240.8	10%	$1,100.5	$1,011.5	9%
Operating income, net of certain items, as a percent of total service revenue	36%	35%		38%	38%

(1)	Refer to Note 1 on page 4 for further description of this non-GAAP financial measure.

Interest on funds held for clients increased 14% to $12.3 million for the fourth quarter and 9% to $46.1 million for the fiscal year, compared to the respective periods last year. The increases resulted primarily from higher average interest rates earned.  The funds held for clients average investment balances were flat for the fourth quarter and up 1% for the fiscal year primarily as a result of client base growth and wage inflation, offset by lower state unemployment insurance rates.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the twelve months ended
	May 31,			May 31,

$ in millions	2016	2015	Change	2016	2015	Change
Average investment balances:
Funds held for clients	$4,396.0	$4,397.8	—%	$4,105.5	$4,080.0	1%
Corporate investments	$862.2	$1,062.7	(19)%	$922.6	$1,011.5	(9)%

Average interest rates earned(1) (exclusive of net realized gains):
Funds held for clients	1.1%	1.0%		1.1%	1.0%
Corporate investments	1.0%	0.7%		0.9%	0.7%

Total net realized gains	$—	$0.1		$0.1	$0.3

(1)

For further discussion of the impact of interest rate changes, please refer to the “Market Risk Factors” Section of our Annual Report on Form 10-K (“Form 10-K”), which will be filed with the Securities and Exchange Commission (“SEC”) by the end of July 2016.

Our effective income tax rate was 35.5% for the fourth quarter and 34.3% for the fiscal year, compared to 36.4% and 36.3% for the respective prior year periods.  The decrease in the effective income tax rate for the fiscal year was primarily a result of the net tax benefit recognized in the first quarter for income derived in prior tax years related to customer-facing software we produced.

Our financial position as of May 31, 2016 remained strong with cash and  total corporate investments of $793.2 million and no debt.  Our primary source of cash is generated from our ongoing operations.  Historically, we have funded our operations, capital purchases, business acquisitions, share repurchases, and dividend payments from our operating activities.  Our positive cash flows have allowed us to support our business and to pay substantial dividends to our stockholders.  It is anticipated that cash and total corporate investments as of May 31, 2016, along with projected operating cash flows, will support our normal business operations, capital purchases, business acquisitions, share repurchases, and dividend payments for the foreseeable future.

Cash flows from operations were $1.0  billion for fiscal 2016, an increase of 14% over the prior year.  This increase was the result of higher net income adjusted for non-cash items, partially offset by the impact of fluctuations in working capital.  Working capital fluctuations contributed $26.5 million of cash inflows for fiscal 2016, compared with $8.9 million of cash inflows in the prior year.  This increase was largely related to the timing of collections from clients and payments for compensation, PEO payroll, and income taxes.

In May 2014, our Board of Directors approved a stock repurchase program to purchase up to $350 million of Paychex common stock, with authorization for this program expiring in May 2017.  No shares were repurchased during the fourth quarter.  A total of $107.9 million of common stock, or 2.2 million shares, have been repurchased under this program for fiscal 2016.

Outlook

Our outlook for the fiscal year ending 2017 (“fiscal 2017”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our expected full year fiscal 2017 payroll revenue growth rate is based upon anticipated client base growth and increases in revenue per check.  Our guidance for fiscal 2017 is as follows:

•	Payroll service revenue is anticipated to increase approximately 4%;
•	HRS revenue is anticipated to increase in the range of 12% to 14%;
•	Total service revenue is expected to increase in the range of 7% to 8%;
•	Interest on funds held for clients is expected to reflect mid-single-digit growth;
•	Net income is expected to increase approximately 8%;
•	Operating income, net of certain items, as a percent of total service revenue is expected to approximate 38%; and
•	The effective income tax rate for fiscal 2017 is expected to be in the range of 35.5% to 36.0%.
•

Note 1: In addition to reporting operating income, a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Annual Report on Form 10-K

We anticipate filing our Form 10-K before the end of July 2016, and this will be available at www.paychex.com. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 30, 2016 at 9:30 a.m. Eastern Time at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at http://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, HR, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000 payroll clients as of May 31, 2016 across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex)  and LinkedIn  (www.linkedin.com/company/paychex/products).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;
•

changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•	the possibility of a security breach that disrupts operations or exposes confidential client data;
•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;
•	the possibility of third-party service providers failing to perform their functions;
•	the possibility of a failure of internal controls or our inability to implement business processing improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.

Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,

	2016	2015	Change	2016	2015	Change
Revenue:
Payroll service revenue	$430.4	$409.0	5%	$1,729.9	$1,656.8	4%
Human Resource Services revenue	311.2	272.4	14%	1,175.9	1,040.7	13%
Total service revenue	741.6	681.4	9%	2,905.8	2,697.5	8%
Interest on funds held for clients (1)	12.3	10.8	14%	46.1	42.1	9%
Total revenue	753.9	692.2	9%	2,951.9	2,739.6	8%
Expenses:
Operating expenses	220.3	203.6	8%	857.1	808.0	6%
Selling, general and administrative expenses	257.3	237.0	9%	948.2	878.0	8%
Total expenses	477.6	440.6	8%	1,805.3	1,686.0	7%
Operating income	276.3	251.6	10%	1,146.6	1,053.6	9%
Investment income, net (1)	(0.2)	2.0	(112)%	4.5	6.4	(28)%
Income before income taxes	276.1	253.6	9%	1,151.1	1,060.0	9%
Income taxes	98.0	92.4	6%	394.3	385.1	2%
Net income	$178.1	$161.2	11%	$756.8	$674.9	12%

Basic earnings per share	$0.49	$0.44	11%	$2.10	$1.86	13%
Diluted earnings per share	$0.49	$0.44	11%	$2.09	$1.85	13%
Weighted-average common shares outstanding	360.3	362.3		360.7	362.9
Weighted-average common shares outstanding, assuming dilution	362.6	364.5		362.5	364.6
Cash dividends per common share	$0.42	$0.38		$1.68	$1.52

(1)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	May 31,
	2016	2015
ASSETS
Cash and cash equivalents	$131.5	$170.0
Corporate investments	220.6	366.6
Interest receivable	36.1	37.9
Accounts receivable, net of allowance for doubtful accounts	408.6	176.6
Prepaid income taxes	10.5	12.9
Prepaid expenses and other current assets	58.8	50.8
Current assets before funds held for clients	866.1	814.8
Funds held for clients	3,997.5	4,273.4
Total current assets	4,863.6	5,088.2
Long-term corporate investments	441.1	399.8
Property and equipment, net of accumulated depreciation	353.0	353.9
Intangible assets, net of accumulated amortization	69.5	32.4
Goodwill	657.1	561.5
Deferred income taxes	—	15.0
Prepaid income taxes	24.9	—
Other long-term assets	31.6	31.7
Total assets	$6,440.8	$6,482.5

LIABILITIES
Accounts payable	$56.7	$51.7
Accrued compensation and related items	247.8	210.4
Deferred revenue	26.3	11.2
Other current liabilities	79.8	39.6
Current liabilities before client fund obligations	410.6	312.9
Client fund obligations	3,955.3	4,260.1
Total current liabilities	4,365.9	4,573.0
Accrued income taxes	72.8	44.8
Deferred income taxes	22.1	16.8
Other long-term liabilities	68.3	62.4
Total liabilities	4,529.1	4,697.0

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 360.4 shares as of May 31, 2016 and 361.2 shares as of May 31, 2015	3.6	3.6
Additional paid-in capital	952.7	880.1
Retained earnings	926.2	894.3
Accumulated other comprehensive income	29.2	7.5
Total stockholders’ equity	1,911.7	1,785.5
Total liabilities and stockholders’ equity	$6,440.8	$6,482.5

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the twelve months ended
	May 31,
	2016	2015
OPERATING ACTIVITIES
Net income	$756.8	$674.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	115.1	106.6
Amortization of premiums and discounts on available-for-sale securities, net	75.7	76.2
Stock-based compensation costs	34.6	31.4
Provision/(benefit) from deferred income taxes	7.1	(4.1)
Provision for allowance for doubtful accounts	2.5	1.6
Net realized gains on sales of available-for-sale securities	(0.1)	(0.3)
Changes in operating assets and liabilities:
Interest receivable	1.8	(1.6)
Accounts receivable	(37.5)	(28.2)
Prepaid expenses and other current assets	(5.0)	(8.5)
Accounts payable and other current liabilities	63.3	51.1
Net change in other long-term assets and liabilities	3.9	(3.9)
Net cash provided by operating activities	1,018.2	895.2
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(12,572.2)	(34,020.4)
Proceeds from sales and maturities of available-for-sale securities	11,984.3	33,719.5
Net change in funds held for clients’ money market securities and other cash equivalents	927.6	149.1
Purchases of property and equipment	(97.7)	(102.8)
Acquisition of businesses, net of cash acquired (1)	(296.1)	(27.1)
Purchases of other assets	(9.0)	(3.3)
Net cash used in investing activities	(63.1)	(285.0)
FINANCING ACTIVITIES
Net change in client fund obligations	(304.8)	93.0
Dividends paid	(606.5)	(551.8)
Repurchases of common shares	(107.9)	(182.4)
Equity activity related to stock-based awards	25.6	48.5
Net cash used in financing activities	(993.6)	(592.7)
(Decrease)/increase in cash and cash equivalents	(38.5)	17.5
Cash and cash equivalents, beginning of period	170.0	152.5
Cash and cash equivalents, end of period	$131.5	$170.0

(1)

For the twelve months ended May 31, 2016, includes base purchase price of $190.5 million plus immediate settlement of debt totaling $118.4 million, net of $12.8 million in cash acquired.  Accounts receivable balances acquired, net of allowance for doubtful accounts, less amounts owed to clients related to funding arrangements totaled $164.8 million.

© 2016 Paychex, Inc.